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                                                                      EXHIBIT 10

               OLIN SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

                      (As Amended through April 27, 1995)



          Section 1. Purpose. The purposes of the Olin Senior Management Incentive Compensation Plan (the "Plan") are (i) to compensate certain members of senior management of Olin Corporation (the "Company") on an individual basis for significant contributions to the Company and its subsidiaries and (ii) to stimulate the efforts of such members by giving them a direct financial interest in the performance of the Company.

          Section 2. Definitions. The following terms utilized in this Plan shall have the following meanings:

          "Cash Flow" shall mean consolidated net income of the Company, before the after-tax effect of any special charge or gain or cumulative effect of any change in accounting, plus depreciation and amortization, less capital and investment spending and plus or minus changes in working capital.

          "Committee" shall mean the Compensation and Stock Option Committee of the Board of Directors of the Company or such other committee of such Board as such Board may from time to time designate.

          "Consolidated Net Assets" shall mean consolidated total assets of the Company less total non-interest bearing liabilities.

          "Earnings Per Share" shall mean for a fiscal year consolidated net income of the Company before the after-tax effect of any special charge or gain or cumulative effect of a change in accounting, less ESOP preferred dividends, divided by the weighted average number of shares of common stock outstanding plus an equivalent number (one for one) of shares of Common Stock assuming the conversion of the Series A Preferred Stock.

          "Economic Value Added" means the Company's consolidated sales less its operating costs (including tax) less a capital charge based on the Company's cost of capital on assets employed in the business.

          "Participant" shall mean for a fiscal year each salaried employee who is designated as a Participant by the Committee prior to the commencement of such fiscal year (or such later date, if any, as permitted by Section 162(m)); provided for 1994, the Committee shall designate the Participants prior to April 1, 1994.

          "Performance Measures" shall mean for a fiscal year Pre-Tax Profit and Earnings Per Share; provided that the Committee may in lieu of, or in addition to, Pre-Tax Profit
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     and/or Earnings Per Share designate one or more of the following as additional, alternative or substitute Performance Measures: Cash Flow, Economic Value Added, ROE, Return on Capital and RONA provided such designation would not subject any Incentive Award to Section 162(m).

          "Pre-Tax Profit" shall mean for a fiscal year the consolidated income before taxes of the Company, before any special charges or gains.

          "Return on Capital" shall mean consolidated net income of the Company plus after-tax interest expense and the after-tax effect of any special charge or gain and any cumulative effect of a change in accounting, divided by average Consolidated Net Assets.

          "ROE" shall mean consolidated net income of the Company before the after-tax effect of any special charge or gain and any cumulative effect of any change in accounting, divided by average shareholders' equity.

          "RONA" shall mean Pre-tax Profit before interest expense divided by average Consolidated Net Assets.

          "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time.

     Section 3. Term. The Plan shall be effective as of January 1, 1994 (the "Effective Date"), and shall be applicable for all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 7.

     Section 4.  Incentive Award.

     4.1 For each fiscal year of the Company, each Participant may be entitled to receive an award payable in cash ("Incentive Award") in an amount determined by the Committee as provided in this Plan. Prior to the commencement of a fiscal year (or such later date, if any, as permitted by Section 162(m)) (but in the case of the 1994 fiscal year, prior to April 1, 1994), for the Incentive Awards for such fiscal year, the Committee will designate or approve (i) the individuals who will be Participants in the Plan, if any, (ii) the Performance Measures, (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Incentive Award, (iv) the performance goals and payout matrix or formula for each Performance Measure and
(v) the target Incentive Award for each Participant. Following the end of a fiscal year, the Committee shall determine the Incentive Award for each Participant by:

       (i) comparing actual performance for each measure against the payout matrix approved for such fiscal year,

       (ii) multiplying the payout percentage from the payout matrix for each Performance Measure by the appropriate weighting factor, and

     (iii) summing the weighted payout percentages and multiplying their overall payout percentage by the Participant's target Incentive Award.
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     Notwithstanding anything contained in this Plan to the contrary, the
Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero, prior to the certification by resolution of the Committee of the amount of such Incentive Award.

     As a condition to the right of a Participant to receive an Incentive Award, the Committee shall first certify, by resolution of the Committee, that the Incentive Award has been determined in accordance with the provisions of this Plan.

     Incentive Awards for a fiscal year shall be determined as soon as practicable after such fiscal year and shall be paid no later than 75 days following such fiscal year unless deferred as provided in Section 4.4 hereof. The maximum Incentive Award paid a Participant under this Plan with respect to a fiscal year may not exceed 100% of such Participant's annual base salary in effect on December 31 of the immediately preceding fiscal year.

     4.2 A Participant whose employment terminates with cause or without the Committee's written consent during a fiscal year shall forfeit such Participant's Incentive Award for such fiscal year.

     4.3 Incentive Awards shall be payable in a single, lump sum. However, the Committee may in its discretion elect to defer payment of any Incentive Award until such date before or after retirement as a Participant may request upon such terms and conditions as may be approved or established by the Committee in its sole judgment; provided that deferrals in the form of phantom stock shall be paid only in the form of cash and on a fixed date or dates at least six months after the grant of the Incentive Award or incident to death, retirement, disability or termination of employment. Such terms may include the payment of interest or dividend equivalents on deferred amounts.

     4.4 The Company shall withhold from any Incentive Award or payments made or to be made under this Plan any amount of withholding taxes due in respect of an Incentive Award, its deferral or payment.

     4.5 Participation in this Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans.

     Section 5. Administration and Interpretation. The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

     Section 6. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.
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     Section 7.  Amendment or Termination.  The Committee of the Company may
from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Incentive Award for which performance goals have been established but which has not yet been earned or paid: provided further that such action will not cause an Incentive Award to become subject to the deduction limitations contained in
Section 162(m).

     Section 8. No Assignment. The rights hereunder, including without limitation rights to receive an Incentive Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of an Incentive Award shall be payable only to such Participant. A Participant, however, may designate in writing at any time and from time to time one or more beneficiaries to receive the payment of any deferred Incentive Award in the event of the Participant's death; provided such designation is received by the Company prior to such death.

     Section 9. The Company. For purposes of this Plan, the "Company" shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

     Section 10. Stockholder Approval. This Plan shall be subject to approval by a vote of the stockholders of the Company at the 1994 Annual Meeting, and such stockholder approval shall be a condition to the right of a Participant to receive any benefits hereunder.

     Section 11. No Right to Employment. The designation of an employee as a Participant or grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary.

     Section 12. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable federal law.

     Section 13. No Trust. Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

     Section 14. Section 162(m). It is the intention of the Company that all payments made under the Plan be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the "performance-based" compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the "performance-based" compensation exception contained in Section 162(m).